Exhibit 99

Press Release relating to Director Appointments

For Information Contact

At Greater Bay Bancorp:	At Silverman Heller Associates:
Byron A. Scordelis, President and CEO	Philip Bourdillon/Gene Heller
(650) 838-6101	(310) 208-2550

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP APPOINTS ROBERT KAPLAN

AND THOMAS RANDLETT TO THE BOARD OF DIRECTORS

PALO ALTO, Calif. – July 1, 2005 – The Board of Directors of Greater Bay Bancorp (Nasdaq: GBBK), a $7.0 billion in assets financial services holding company, announced the appointment of Robert B. Kaplan and Thomas E. Randlett to its Board of Directors. Messrs. Kaplan and Randlett have also been appointed to the Board of Directors of Greater Bay Bank, N.A.

“We are extremely pleased that Bob and Tom have agreed to join our Board,” stated Duncan L. Matteson, Chairman of the Board of Directors. “Their extensive professional backgrounds and experience are extraordinary and we look forward to their contributions to the future success of our Company.”

Mr. Kaplan has been a senior executive and management consultant for over 30 years. He currently serves as a consultant to CEOs and other senior executive officers on strategy, technology and organizational issues. From 1985 to 1995, Mr. Kaplan was a senior partner with the San Francisco and Silicon Valley offices of McKinsey & Company, Inc., leading its practice in information technology and systems. He served clients in the financial services, technology and telecommunications industries. Prior to joining McKinsey, Mr. Kaplan served as the managing partner of the Boston Consulting Group’s San Francisco office where he worked from 1974 to 1985. Mr. Kaplan also serves as a member of the Technology Advisory Peer Group for the State of California.

Mr. Randlett is a certified public accountant, currently employed as a director at LECG, LLC. From 1989 to 1993, he served as a consultant and certified public accountant. Prior to that time, he was employed by KPMG Peat Marwick for 23 years holding various staff and senior management positions, including partner-in-charge-audit, audit engagement partner, managing partner of KPMG’s Oakland and Walnut Creek offices and partner and real estate practice coordinator for KPMG’s Northern California practice. Mr. Randlett also serves as chairman of the audit committee, chairman of the corporate governance and nominating committee and a member of the executive committee of Essex Property Trust (NYSE).

About Greater Bay Bancorp

Greater Bay Bancorp, a diversified financial services holding company, provides community banking services in the Greater San Francisco Bay Area through Greater Bay Bank, N.A.’s community banking organization, including Bank of Petaluma, Bank of Santa Clara, Bay Area

Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank. Nationally, Greater Bay Bancorp provides specialized lending and loan services through its specialty finance group, which includes Matsco, CAPCO and Greater Bay Capital. ABD Insurance and Financial Services, the Company’s insurance brokerage subsidiary, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2004 and particularly the discussion of risk factors within such documents.

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